Exhibit 10.1

PURCHASE AND SALE AGREEMENT

[Marquette Mall, Michigan City, Indiana]

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the              day of                     , 2004 by and between FIRST CAPITAL INCOME PROPERTIES, LTD. – SERIES XI, an Illinois limited partnership (“Seller”) and CANNON COMMERCIAL, INC., a California corporation (“Purchaser”).

RECITALS:

A. Seller is the owner of certain real estate in the County of LaPorte, State of Indiana, which parcel is more particularly described on Exhibit A attached hereto (the “Land”) upon which is located a retail shopping center and office building commonly known as Marquette Mall (the “Improvements”). The Land and the Improvements are collectively referred to as the “Real Property.”

B. Seller desires to sell, and Purchaser desires to purchase, the Property (as such term is hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1.	PURCHASE AND SALE

Subject to and in accordance with the terms and conditions set forth in this Agreement, Seller shall convey to Purchaser (i) the Real Property together with any and all of Seller’s rights, easements and privileges presently thereon or appertaining thereto, (ii) all buildings and improvements owned by Seller and located on the Real Property, (iii) the leases of the Real Property as of the date hereof and other leases entered into in accordance with this Agreement, and all amendments thereto (the “Leases”) and all security or other deposits held by Seller under the Leases; (iv) the tangible personal property set forth on Exhibit B attached hereto (subject to ordinary depletion) (the “Tangible Personal Property”); (v) to the extent assignable, any and all of the agreements and equipment leases set forth on Exhibit C attached hereto and other agreements entered into in accordance with this Agreement, and all amendments thereto (the “Service Contracts”); and (vi) (A) to the extent assignable, the right (if any) to use the name “Marquette Mall”; and (B) to the extent assignable and obtained, all certificates of occupancy and other permits, licenses and certificates held by Seller with respect to the Property (collectively, “Permits and Licenses”); (items (i) through (vi) above are collectively referred to in this Agreement as the “Property”). All of the foregoing expressly excludes all property owned by the tenants or other users or occupants of the Property and any refund of taxes or payment of condemnation awards applicable to the period prior to the Closing Date (as defined in Section 4.A hereof).

2.	PURCHASE PRICE

The purchase price to be paid by Purchaser to Seller for the Property is Six Million Nine Hundred Fifty Thousand and No/100 Dollars ($6,950,000.00) (the “Purchase Price”). The Purchase Price shall be paid as follows:

A. Earnest Money. Purchaser shall, within two (2) Business Days from the date of this Agreement, deliver to Chicago Title Insurance Company (“Escrowee”) pursuant to the fully executed escrow agreement attached as Exhibit J the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) (“Earnest Money”). If the transaction closes in accordance with the terms of this Agreement, at Closing, the Earnest Money shall be delivered by Escrowee to Seller as part payment of the Purchase Price. If the transaction fails to close due to a default on the part of Purchaser, the Earnest Money shall be delivered by Escrowee to Seller as liquidated damages in accordance with Section 7.A below. If the transaction fails to close due to a default on the part of Seller, or if Purchaser terminates the Agreement in accordance with the terms of Sections 3.B or 4.B (i)(k) or Article 10 of this Agreement, the Earnest Money shall be delivered by Escrowee to Purchaser, subject to the provisions of Section 7.B below. Interest earned on the Earnest Money shall be deemed as part of the Earnest Money for purposes of this Agreement.

B. Cash at Closing. At Closing, Purchaser shall pay to Seller, by wire transferred current federal funds, an amount (the “Cash Payment”) equal to the Purchase Price minus the Earnest Money, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4.C. below.

3.	EVIDENCE OF TITLE

A. Title Examination; Commitment for Title Insurance. Seller has delivered to Purchaser a title insurance commitment (the “Title Commitment”) with respect to the Real Property from Chicago Title Insurance Company (the “Title Insurer”). Seller has instructed the Title Insurer to deliver to Purchaser and Seller copies of the Title Commitment and all instruments referenced in Schedule B thereof.

B. Survey.

During the Review Period (as defined in Article 10 below), Purchaser may employ a surveyor or surveying firm to prepare a survey (the “Survey”) of the Property. Purchaser shall instruct said surveyor to deliver a copy of the Survey to Purchaser Seller and the Title Insurer. The cost of the Survey shall be divided equally between Purchaser and Seller, whether or not the transaction contemplated by this Agreement closes. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

C. Title Objections; Cure of Title Objections.

If the Title Commitment or Survey discloses exceptions other than those exceptions which are listed on Exhibit D, then, by the earlier of (i) expiration of the Review Period or (ii) seven (7) Business Days after its receipt of the same, Purchaser shall notify Seller of any such exceptions to which it objects. Any such exceptions not objected to by Purchaser as aforesaid shall become “Permitted Exceptions”. If Purchaser objects to any such exceptions,

Seller shall have ten (10) days after it receives notice of Purchaser’s objections to notify Purchaser of which, if any, such exceptions Seller shall cause to be removed by waiver or endorsement by the Title Insurer. If Seller fails to notify Purchaser within said ten (10) day period that Seller will remove such exceptions, Purchaser shall have the option, as its sole and exclusive remedy, by written notice given no later than five (5) Business Days after expiration of such ten (10) day period, to either (a) waive the unsatisfied objections and close, or (b) terminate this Agreement and obtain a return of the Earnest Money. If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions, in which event, all such exceptions shall be deemed Permitted Exceptions.

4.	CLOSING

A. Closing Date. The “Closing” of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property and the satisfaction of all other terms and conditions of this Agreement) shall occur at the Chicago office of the Title Insurer at 10:00 a.m. on the twentieth (20th) Business Day (hereinafter defined) after the expiration of the Review Period. The “Closing Date” shall be the date of Closing, provided the Cash Payment has been wired to Title Insurer by 12:00 noon Central Time on that day; otherwise the Closing Date shall be deemed to be the next Business Day. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next Business Day.

B. Closing Documents

(i) Seller. In addition to the other items and documents required elsewhere under this Agreement to be delivered to Purchaser at Closing, Seller shall also execute and/or deliver (or cause to be delivered) to Purchaser the following at Closing:

(a) a limited recordable warranty deed (the “Deed”) of the Real Property to Purchaser, in form acceptable to the Title Insurer, and as attached hereto as Exhibit L, duly acknowledged, in proper form for recording and subject only to the Permitted Exceptions as set forth on Exhibit D-2;

(b) a bill of sale with respect to the Tangible Personal Property in the form attached as Exhibit E;

(c) a letter advising tenants under the Leases, service providers under the Service Contracts, and (x) JT Marquette, L.L.C. (“JT”), successor-in-interest to RCW, Inc. of Illinois, under that certain Common Area Agreement dated as of December 1, 1992, recorded at the LaPorte County, Indiana Recorder’s Office (the “County Recorder”) as Document No. 92-21636, by and between Seller and JT, as amended by that certain First Amendment to Common Area Agreement dated as of March 30, 1999, recorded at the County Recorder as Document No. 99-07614 (as amended, the “Walgreens REA”), and (y) Sears, Roebuck and Co. (“Sears”, and together with JT, sometimes hereinafter referred to individually as an “REA Party,” and, collectively, as the “REA Parties”), under that certain Grant and Declaration of Easements and Covenants dated as of May 5, 1999, by and between Seller and Sears, recorded at the County Recorder as Document No. 99-18689 (the “Sears REA”, and together with the Walgreen’s REA, sometimes hereinafter referred to individually as the “REA,” and, collectively, as the “REAs”), of the change in ownership of the property in form attached as Exhibit F-1, Exhibit F-2 and Exhibit F-3 (the “Notices”), respectively;

(d) an Assignment and Assumption of Leases and an Assignment and Assumption of Service Contracts, in the forms attached as Exhibits G and H;

(e) (i) the originals (or if not available, copies) of the Leases and the Service Contracts and amendments thereto, (ii) the originals (or if not available, copies) of any Permits and Licenses, and (iii) all keys to the Property in Seller’s possession;

(f) A Non-Foreign Certification in the form attached as Exhibit I;

(g) a closing statement to be prepared by Seller and executed by Seller and Purchaser, setting forth the prorations and adjustments to the Purchase Price as required by Section 4.C. below;

(h) the updated schedule of past-due rents for the Property, if any, as described in Section 4.C.(i)(b) below;

(i) evidence of a termination of any management agreement to which Seller is a party affecting the Property;

(j) an affidavit of title, containing such reasonable terms and conditions as may be required by Title Insurer to enable Title Insurer to insure Purchaser’s title to the Property in conformity with Section 3 of this Agreement;

(k) a written statement of Seller setting forth, to Seller’s Knowledge (hereafter defined), any changes in Seller’s representations and warranties which have occurred since the effective date of such representations and warranties. In the event Seller is unable to certify that there have been no material adverse changes in Seller’s representations and warranties, Purchaser shall have the right as its sole remedy to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and neither party shall have any further obligations hereunder except for those obligations which by their terms survive the termination of this Agreement;

(l) Sales Disclosure Form (State Form 46021);

(m) Responsible Property Transfer Law Statement;

(n) All existing surveys, blueprints, drawings, plans and specifications for or with respect to the Property or any part thereof, to the extent the same are owned by Seller and in Seller’s possession;

(o) Copies of all financial information, rent rolls, operating expense and tax information and history (in order to perform reconciliations at the end of the existing year), tenant correspondence, repair logs, complaint logs and other books and records relating to the tenants of the Property, but excluding internal correspondence, analyses, appraisals, projections or similar items, in each case to the extent in Seller’s possession;

(p) Such further instruments as may be necessary to record the Deed; and

(q) Evidence reasonably satisfactory to the Title Company respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder.

(ii) Purchaser. At Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(a) the Cash Payment;

(b) the Assignment and Assumption of Leases and Assignment and Assumption of Service Contracts, in the forms attached as Exhibits G and H;

(c) the closing statement referred to in Section 4.B.(i)(g) above;

(d) a written statement of Purchaser setting forth, to Purchaser’s Knowledge (hereafter defined), any changes in Purchaser’s representations and warranties which have occurred since the effective date of such representations and warranties. In the event Purchaser is unable to certify that there have been no material adverse changes in Purchaser’s representations and warranties, Seller shall have the right to terminate this Agreement, in which event the Earnest Money shall be delivered to Seller, and neither party shall have any further obligations hereunder except for those obligations which by their terms survive the termination of this Agreement;

(e) Sales Disclosure Form (State Form 46021);

(f) Responsible Property Transfer Law Statement.

(g) The Notices;

(h) Such further instruments as may be necessary to record the Deed; and

(i) Evidence reasonably satisfactory to Seller and the Title Company respecting the organization of Purchaser and the due authorization and execution by Purchaser of this Agreement and documents required to be delivered hereunder.

C. Closing Prorations and Adjustments

(i) The following items are to be prorated or adjusted (as appropriate) as of 11:59 p.m. on the day before the Closing Date and reprorated (if necessary) pursuant to Section 4.C.(ii) below, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on the day before the Closing Date, and Purchaser shall be deemed the owner of the Property on the Closing Date:

(a) real estate and personal property taxes shall be prorated (on a per diem basis) on a cash basis based on the calendar year of Closing (on the basis of the most recent ascertainable tax or assessment bill if the current bill is not then available).

(b) the “minimum” or “base” rent and estimated payments of “Percentage Rent” (hereafter defined) collected from tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Seller as of Closing by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected, but only if there is no deficiency in the then current rent. At Closing, Seller shall deliver to Purchaser a schedule of all such past due but uncollected rent and other sums owed by tenants. Purchaser shall include the amount of such rent and other sums in the bills thereafter submitted to the tenants in question after the Closing. Purchaser shall not be obligated to commence a lawsuit to collect any such sums or to evict any tenant for the failure to pay any such sums but Seller shall retain the right to do so after the Closing provided Seller may not seek to terminate any Lease or evict any tenant.

(c) to the extent not set forth on the schedule of uncollected rent described in Section 4.C.(i)(b) above, “percentage” or “overage” rent (“Percentage Rent”) that is (1) attributable to any Percentage Rent lease year in which the Closing Date falls and (2) not yet determinable as of the Closing Date (collectively, “Current Year Percentage Rent”), shall be prorated as follows: promptly upon receipt by Purchaser, Purchaser shall furnish to Seller copies of all sales reports from tenants relative to Current Year Percentage Rent, including, without limitation, all sales reports with respect to any tenants whose Percentage Rent lease years have expired as of the Closing but whose sales reports were not delivered to Seller as of the Closing Date and sales reports of any tenants whose Percentage Rent lease years expire after the Closing, and the amount of any Current Year Percentage Rent shall be payable in accordance with such tenant’s Lease as existing as of the Closing Date, and Purchaser shall (to the extent not paid to Seller by way of estimated payments from the tenant prior to Closing) pay to Seller a portion of such rent based upon the apportionment being made as of the Closing Date (in proportion to the relative number of days in the subject Percentage Rent Lease year occurring prior and subsequent to the Closing Date), promptly after the date when such rent is received from the tenant;

(d) Seller, as landlord under the Leases, is currently collecting from tenants additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses incurred by Seller (such expenses, collectively “Expenses” and such collections, collectively “Collections”). Non-delinquent Collections for the month in which Closing occurs shall be prorated in the same manner as other rents. Within sixty (60) days after the Closing occurs, Seller shall calculate the Expenses incurred and Collections received for the year of Closing by Seller and shall prepare and present to Purchaser for its review and approval, which approval shall not be unreasonably withheld or delayed, a calculation of the Collections received and Expenses incurred by Seller. Seller shall make any necessary adjusting payment to Purchaser, due to any over-collection by Seller, within forty five (45) days after presentment to, and approval by, Purchaser of Seller’s calculation and Purchaser shall make any necessary adjusting payment to Seller, due to any under-collection by Seller, within thirty (30) days after presentment to, and approval by Purchaser of Seller’s calculation. Either party may inspect the other’s books and records related to the Property to confirm the calculation.

(e) Seller is currently collecting from JT an annual payment to cover JT’s share of common area charges under the Walgreens REA (the “JT CAM”). Non-delinquent JT CAM for the calendar year in which Closing occurs shall be prorated based upon the number of days Seller and Purchaser each own the Property during the calendar year in which the Closing occurs. Any JT CAM which is due and payable to Seller as of Closing but which is uncollected as of Closing shall not be adjusted, but Purchaser shall cause any such delinquent JT CAM and other sums attributable to the period prior to Closing to be promptly remitted to Seller if, as and when collected. At Closing, Seller shall retain the right to commence a lawsuit for the failure of JT to pay any of the sums described in this clause (e) after Closing, provided Seller may not seek to terminate the Walgreens REA.

(f) If Closing occurs, Purchaser shall be responsible for the payment of all Tenant Inducement Costs (as hereinafter defined) and leasing commissions which become due and payable after Closing (A) as a result of any renewal option or expansion option with respect to existing Leases, which option has not been exercised as of the date hereof, (B) under any new Leases entered into after the date hereof to the extent such new Lease is approved or deemed approved by Purchaser in accordance with Section 5.A hereof, or (C) which are set forth in a Lease, have not accrued prior to Closing and are due and payable after Closing. Seller shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions which are not described in clause (A), (B) or (C) of the preceding sentence. If, as of the date of Closing, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. If, as of the Closing, Seller shall not have paid any Tenant Inducement Costs or leasing commissions for which Seller is responsible, Purchaser shall receive a credit at Closing in such amounts. For purposes hereof, the term “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including, specifically, without limitation, tenant improvement costs, signage costs, lease buyout costs, and moving, design, refurbishment and club membership allowances (but excluding legal fees incurred in connection with the preparation and negotiation of the lease). The term “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rent period until the date of Closing and Purchaser shall bear such loss from and after the date of Closing.

(g) the amount of all security deposits held by Seller under the Leases shall be credited to Purchaser at Closing;

(h) to the extent not paid directly by tenants, gas, water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies assigned to Purchaser (to the extent possible, utility prorations will be handled by final meter readings obtained from the utility providers at least two (2) Business Days preceding the Closing Date);

(i) amounts due and prepayments under the Service Contracts assigned to Purchaser under this Agreement;

(j) assignable license and permit fees;

(k) other similar items of income and expenses of operation if and to the extent not paid or reimbursed by Tenants.

(ii) If any item of income or expense set forth in this Section 4.C. is subject to final adjustment after Closing, then Seller and Purchaser shall make, and each shall be entitled to, an appropriate reproration to each such item promptly when accurate information becomes available. Any such reproration shall be paid promptly in cash to the party entitled thereto.

(iii) The terms of this Section 4.C., to the extent they call for adjustments, prorations or payments after Closing (collectively, “Post-Closing Adjustments”), shall survive the Closing.

(iv) Purchaser shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable attorneys’ fees incurred in connection therewith) arising out of or accruing under the Sears REA and/or the Walgreens REA from and after the date of Closing, and such indemnity shall survive the Closing.

D. Transaction Costs

Purchaser and Seller shall equally divide any escrow fees. Seller shall pay the cost of the base title insurance premium and any transfer tax fee or similar charge. Purchaser shall pay any recording fee or similar charge, the cost of any endorsements to the title insurance policy (including for extended coverage), the cost of any loan policy, and the cost of the Survey, if any. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys.

E. Possession

Upon Closing, Seller shall deliver to Purchaser possession of the Property in accordance with the terms of this Agreement.

5.	OPERATION OF PROPERTY PRIOR TO CLOSING

Notwithstanding anything to the contrary contained herein:

A. Prior to the expiration of the Review Period, Seller may modify, extend, renew, cancel or terminate any Lease or Service Contract, and may enter into any new lease or service contract without prior notice to, or consent of, Purchaser; provided, however, Seller shall promptly notify Purchaser after Seller’s execution of any such document. After expiration of the Review Period, Seller may not modify, extend, renew, cancel or terminate any Lease or Service Contract, or enter into any proposed lease or service contract which is not terminable as of Closing without Purchaser’s consent. Should Seller seek in writing Purchaser’s consent for any such action, Purchaser shall respond in writing to Seller (therein giving consent or specifying the precise nature of Purchaser’s objection to the action) within five (5) Business Days of receipt of Seller’s request. If Purchaser does not respond within said five (5) Business Day period, Purchaser shall be deemed conclusively to have consented to the action requested by Seller.

B. From the date hereof until the Closing or earlier termination of this Agreement, Seller shall not remove (or direct the removal of) any item of Tangible Personal Property except as may be required for repair or replacement or to retire obsolete property.

6.	REPRESENTATIONS

A. Seller’s Representations and Warranties: Seller represents and warrants to Purchaser, that as of the date of this Agreement (unless otherwise stated below):

(i) Seller is a duly formed and validly existing limited partnership under the laws of Illinois.

(ii) Seller has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant hereto (collectively, the “Seller’s Documents”), to consummate the transaction contemplated in this Agreement, and to perform its obligations under this Agreement and the Seller’s Documents. The person signing this Agreement on behalf of Seller is authorized to do so.

(iii) Seller has not been served with any litigation which is still pending with respect to the Property that would adversely affect Seller’s ability to perform its obligations under this Agreement, or that would materially and adversely affect the financial condition or operation of the Property, nor to Seller’s Knowledge, has any such litigation been filed.

(iv) (a) To Seller’s Knowledge as of the date hereof, (1) the information contained in the schedule of leases attached to and made a part of this Agreement as Exhibit L (the “Lease Schedule”) is complete and accurate; and (2) there are no leases other than those set forth in the Lease Schedule.

(b) To Seller’s Knowledge, except as set forth in the Lease Schedule, as of the date hereof:

(1)	Seller holds no security or other tenant deposits.

(2)	Each Lease is in full force and effect.

(3)	No written notice of an existing and uncured default has been delivered by Seller or any tenant under any Lease.

If any Lease contains provisions which are inconsistent with the foregoing representations and warranties, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of such Lease.

(v) To Seller’s Knowledge, Exhibit C attached to and made apart of this Agreement is a complete list of the Service Contracts. No written notice of an existing default has been delivered by Seller or any tenant under any Service Contract.

(vi) Seller has not received written notice of any violations of any laws or other requirements of any governmental authority having jurisdiction over the Property which remain outstanding.

B. Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that as of the date of this Agreement:

(i) Purchaser is a duly formed and validly existing corporation organized under the laws of California.

(ii) Purchaser has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Purchaser pursuant to this Agreement (collectively, the “Purchaser’s Documents”), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under Purchaser’s Documents.

C. Seller and Purchaser shall be deemed to remake and restate the representations and warranties set forth in this Section 6 above as of Closing. Should Seller proceed to Closing with the Knowledge of Purchaser’s violation of any representation or warranty contained in this Section 6, Seller will be conclusively deemed to have waived any remedy therefor. Should Purchaser proceed to Closing with Knowledge of Seller’s violation of any representation or warranty of Seller contained in this Section 6, Purchaser will be conclusively deemed to have waived any remedy therefor, including any adjustment in Purchase Price.

D. The representations and warranties set forth in Section 6 above, as of the date made (or deemed made) shall survive Closing for a period of two hundred seventy (270) days from and after the Closing, but any claims thereunder must be made in writing within said two hundred seventy (270) day period or they shall thereafter be deemed lapsed, and to be null and void.

E. The term “Seller’s Knowledge” as used in this Agreement means the actual knowledge possessed by George Touras (without investigation or inquiry) (and not imputed or implied knowledge). George Touras is the person who would most likely possess actual knowledge of material facts regarding the Property that would render Seller’s representations and/or warranties untrue, inaccurate or incomplete. The term “Purchaser’s Knowledge” as used in this Agreement means the actual knowledge possessed by Kamyar Mateen. Notwithstanding anything contained herein to the contrary, neither George Touras or Kamyar Mateen shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement or any of Seller’s or Purchaser’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete in any respect.

F. In the event that, prior to Closing, Purchaser obtains knowledge that, as of Closing, Seller is in breach of any of the representations and warranties set forth herein, or Seller otherwise discloses to Purchaser facts that are inconsistent with or different from the information set forth in the representations and warranties herein, and the Closing occurs, then the representations and warranties herein shall be deemed to be modified and/or superseded by such certificates or other documents (and, in such event, Seller shall no longer have any liability hereunder with respect to the portion of representation or warranty modified or superseded herein, as applicable).

7.	CASUALTY LOSS AND CONDEMNATION

If, prior to Closing, the Property or any part thereof shall be condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event the effect of such condemnation or casualty occurring prior to Closing is “material” (hereinafter defined), Purchaser shall have the option by written notice to Seller within twenty (20) days of receipt of Seller’s notice to Purchaser, either to terminate this Agreement or to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. Purchaser’s failure to timely provide such written notice shall be deemed Purchaser’s election to close. If Purchaser elects to consummate the transaction contemplated by this Agreement or fails to timely elect to terminate this Agreement, or if a casualty or condemnation is immaterial, Purchaser shall be entitled (a) in the event of a condemnation, to receive the condemnation proceeds, and (b) in the event of a casualty, to settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto, and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items. If, upon a material condemnation or casualty prior to Closing, Purchaser timely elects to terminate this Agreement, the Earnest Money shall be returned to Purchaser, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement. For purposes of this provision, a condemnation or casualty loss shall be deemed to be “material” if in the event of condemnation, the value of the Property taken or in the event of a casualty, the cost of repairing or restoring the premises in question, would be equal to or greater than Two-Hundred Fifty Thousand and No/100 Dollars ($250,000.00). The provisions of this Section 7 shall supersede the provisions of any law regarding the allocation of the risk of loss between purchasers and sellers. Notwithstanding anything to the contrary contained in this Agreement, Seller discloses to Purchaser that Seller is in negotiations with the Indiana Department of Transportation for certain permanent and temporary conveyances in lieu of condemnation, as described on the attached Exhibit M. Seller reserves the right to meet with governmental officials with respect to any pending conveyance in lieu of condemnation and retains all rights to cause such conveyances to occur prior to Closing and retains all rights with respect to any award or payment made or to be made in connection therewith. No award or payment made to Seller shall reduce the Purchase Price to be paid hereunder.

8.	BROKERAGE

Seller has engaged Trammell Crow Company (represented by Whitney Knoll (“TCC”) to act as its broker in connection with the sale of the Property. Seller shall pay any commission or fee due TCC in connection with this transaction. Purchaser and Seller each hereby represents and warrants to the other that it has not dealt with any broker, finder or other party in connection with the negotiation of this Agreement or otherwise in connection with the Property, except TCC. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys’ fees and expenses incurred by the indemnified party in connection with such claim.

9.	DEFAULT AND REMEDIES

A. Notwithstanding anything to the contrary contained in this Agreement, if Closing does not occur solely due to a default by Seller hereunder, Purchaser may (A) as Purchaser’s sole and exclusive remedy, terminate this Agreement and thereupon shall be entitled to (i) the immediate return of the Earnest Money, together with all accrued interest thereon, and (ii) a reimbursement from the Seller of all of Purchaser’s costs and expenses incurred by Purchaser in connection with negotiating and preparing this Agreement, examining and inspecting the Property, and preparing for Closing (including, without limitation, all reasonable attorneys’ fees), not to exceed Fifty Thousand and No/100 Dollars ($50,000.00), in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement (except as may expressly survive termination of this Agreement), or (B) as Purchaser’s sole and exclusive remedy, enforce specific performance hereof; provided an action is filed within one-hundred eighty (180) days of the termination of this Agreement. In no event shall Seller be liable to Purchaser for any actual, punitive, speculative, consequential or other damages, except as specified above

B. If Purchaser fails to complete closing in accordance with the terms of this Agreement, then this Agreement may be terminated by Seller and Seller shall (subject to Section 3.B) be entitled to the Earnest Money as Seller’s sole remedy and as liquidated damages. Seller and Purchaser acknowledge and agree that: (i) the Earnest Money is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (iii) Purchaser seeks to limit its liability under this Agreement to the amount of the Earnest Money in the event this Agreement does not close due to a default by Purchaser under this Agreement; and (iv) such amount shall constitute valid liquidated damages; provided, however, that the foregoing shall not limit Seller’s recourse against Purchaser under Sections 8, 10.A and 11.

C. After Closing and subject to any limitations set forth in this Agreement, including but not limited to Sections 12.J and 12.L, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, but only for such obligations as expressly survive Closing; except that neither Seller nor Purchaser shall be entitled to recover from the other consequential, exemplary, punitive or special damages.

10.	CONDITION PRECEDENT

A. Review Period. Purchaser shall have a period of fifteen (15) Business Days beginning on the date hereof within which to inspect and investigate the Property and its operations (the “Review Period”). If Purchaser determines that the Property is unsuitable for its purposes and notifies Seller of such decision within the Review Period, the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except those which by their terms expressly survive such termination. Seller shall cooperate with Purchaser to allow Purchaser and Purchaser’s Representatives access to the Property, to allow Purchaser and Purchaser’s Representatives access to all non-proprietary information and documentation, and otherwise to promptly deliver such non-proprietary information and documentation to Purchaser, relating to the Property and its operations as Purchaser may reasonably request but excluding internal correspondence, analyses, appraisals, projections or similar items. Subject to Section 2.A, Purchaser’s failure to terminate this Agreement pursuant to this Section 10.A within the Review Period shall be deemed a waiver by Purchaser of the condition contained in this Section 10.A. Purchaser’s right of inspection pursuant to this Section 10.A is and shall remain subject to the rights of tenants under the Leases and other occupants and users of the Property. No inspection shall be undertaken without 48 hours’ prior verbal notice to Seller. Seller shall have the right to be present at any or all inspections. Neither Purchaser nor its agents or representatives shall contact any tenants without the prior consent of Seller. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller. Purchaser shall restore the Property to its condition existing prior to the inspection of the Property hereunder. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys’ fees incurred in connection therewith) arising out of or resulting from Purchaser’s exercise of its rights under this Section 10.A and such indemnity shall survive the Closing and any termination of this Agreement.

B. Estoppel Certificates. As a condition to Purchaser’s obligation to close hereunder, Purchaser shall have received estoppel certificates (“Estoppel Certificates”) from (i) individual tenants occupying in excess of 5,000 square feet and such additional tenants as are necessary, if any, such that Estoppel Certificates are executed by tenants occupying at least eighty percent (80%) of the rentable space actually leased as of the date of Closing pursuant to valid and existing Leases (excluding license agreements and any agreements with a term of one year or less) (“Required Tenants”), and (ii) the REA Parties with respect to the REAs, each in the form and content as set forth herein (the aforesaid acceptable Estoppel Certificates to be delivered are collectively referred to as the “Required Estoppel Certificates”). The Estoppel Certificates delivered to the tenants for execution shall be in the form of Exhibit N attached hereto (the “Form Tenant Estoppel Certificate”). The Estoppel Certificates delivered to the REA Parties for execution shall be in the form of Exhibit O attached hereto (the “Form REA Estoppel Certificate”). The Estoppel Certificates executed by tenants shall be in substantially the form of the Form Tenant Estoppel Certificate; provided, however, that an Estoppel Certificate executed by a tenant shall not be deemed an unacceptable Estoppel Certificate for purposes of this Section

10.B if it (a) does not contain the information requested in item 4 on the Form Tenant Estoppel Certificate, or (b) contains the qualification by the tenant of any statement as being to its knowledge or as being subject to any similar qualification, or (c) does not contain any more information than that which the tenant is required to give in any such certificate pursuant to its Lease, or (d) fails to certify to Purchaser’s lender. The Estoppel Certificates executed by the REA Parties shall be in substantially the form of the Form REA Estoppel Certificate; provided, however that an Estoppel Certificate executed by an REA Party shall not be deemed an unacceptable Estoppel Certificate for purposes of this Section 10.B if it (x) contains the qualification by the REA Party of any statement as being to its knowledge or as being subject to any similar qualification, or (y) fails to certify to Purchaser’s lender.

In the event Seller is unable to provide to Purchaser the Estoppel Certificates for the Required Tenants or the REA Parties on or before Closing, Seller may, at its option, elect to execute and deliver to Purchaser certificates (individually, a “Seller Estoppel Certificate,” and, collectively, the “Seller Estoppel Certificates”), substantially in the same form as the certificate attached hereto as Exhibit P for tenants (the “Form Seller Tenant Estoppel Certificate”) and Exhibit Q for the REA Parties (the “Form Seller REA Estoppel Certificate”), covering the particular tenants and/or REA Parties necessary so that Purchaser shall be deemed to have received, at Closing, Estoppel Certificates and Seller Estoppel Certificates with respect to the Required Tenants and the REA Parties. In the event that Seller elects to deliver such Seller Estoppel Certificates, each statement therein shall survive for a period terminating on the earlier to occur of (i) the date on which Purchaser has received an executed Estoppel Certificate signed by the tenant under the Lease in question or the REA Party under the REA in question, or (ii) one hundred twenty (120) days from the Closing Date. If Purchaser receives an estoppel certificate which contains some but not all of the matters set forth in the Estoppel Certificate (a “Partial Certificate”) and Seller provides a Seller Estoppel Certificate for such tenant and/or such REA Party, then the Seller Estoppel Certificate may omit matters contained in the Partial Certificate. In the event that Seller does not provide to Purchaser either Estoppel Certificates or Seller Estoppel Certificates for the Required Tenants or the REA Parties, Purchaser may, by written notice to Seller given on the Closing Date, either (a) elect not to purchase the Property, in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement, or (b) elect to purchase the Property notwithstanding Seller’s inability to provide the Required Estoppel Certificates, in which event Purchaser shall be deemed to have waived the condition contained in this Section 10.B. If Purchaser fails to deliver such written notice as described above, Purchaser shall be deemed to have elected item (b) above.

If any Estoppel Certificate contains statements confirming any of Seller’s representations or warranties set forth herein or in a Seller Estoppel Certificate, the Seller shall be deemed not to have made such representations or warranties as to such Lease or REA. If any Estoppel Certificate or Seller Estoppel Certificate contains statements or allegations that a default or potential default exists on the part of Seller under the Lease or REA in question or contains information inconsistent with any representations of Seller contained in this Agreement or in a Seller Estoppel Certificate and Purchaser elects to close the purchase and sale transaction contemplated herein notwithstanding the existence of such statements, allegations or information, then such Estoppel Certificates and/or Seller Estoppel Certificates shall be deemed acceptable for purposes of this Section, notwithstanding the existence of such allegations, statements or information, and Seller shall have no liability to Purchaser hereunder with respect to the existence of such allegations, statements or information.

Upon Purchaser’s written request, Seller shall include in any request for a Tenant Estoppel Certificate sent to a tenant, a form of subordination, nondisturbance and attornment agreement (“SNDA”) for execution by such tenant provided (i) Seller receives Purchaser’s written request and form(s) no later than thirty (30) Business days prior to Closing, (ii) such tenant will be directed to return the SNDA directly to Purchaser and (iii) receipt of any SNDA by Purchaser shall not be a condition to Closing.

11.	PROPERTY INFORMATION AND CONFIDENTIALITY

A. Confidentiality. Except as may be required by law, without the prior written consent of Seller, and unless the Closing occurs, Purchaser shall not disclose to any third party the existence of this Agreement or any term or condition thereof or the results of any inspections or studies undertaken in connection herewith or make any public pronouncements, issue any press releases or otherwise furnish the Information (hereinafter defined) or any information regarding this Agreement, or the transactions contemplated hereby to any third party; provided, however, that the foregoing shall not be construed to prevent Purchaser from making (without the consent of, but upon notice to, the other party) any disclosure required by any applicable law or regulation or judicial process. For purposes hereof, “Information” shall mean and shall be deemed to include, without limitation, the following written or oral information provided by or on behalf of Seller to Purchaser, its agents, employees, representatives, professional consultants or lenders (collectively, “Purchaser’s Representatives”) either prior to or following the date of this Agreement: (a) all documentation and/or information described in or relating to Section 1 of this Agreement, including, without limitation, Leases, Tangible Personal Property, Service Contracts and all other information regarding the operation, ownership, maintenance, management, or occupancy of the Property; (b) the Survey, if applicable; and (c) any reports, tests, or studies (together with the results of such studies and tests obtained or provided by, or on behalf of, Seller).

Notwithstanding the foregoing, Seller’s delivery and Purchaser’s use of the Information are subject to the following terms: Purchaser shall (i) accept and hold all Information in strict confidence in accordance with the terms of this Agreement; (ii) not copy, reproduce, distribute or disclose the Information to any third party other than Purchaser’s Representatives, except as permitted in the preceding paragraph; (iii) not use the Information for any purpose other than in connection with the transactions contemplated hereunder; and (iv) not use the Information in any manner detrimental to Seller or the Property. Purchaser agrees to transmit the Information only to those Purchaser’s Representatives who are actively and directly participating in the evaluation of the acquisition of the Property, who are informed of and who have agreed to comply with the terms of this Section 11 of this Agreement and who are instructed not to make use of the Information in a manner inconsistent herewith. Purchaser shall be responsible for any breach of the terms of this Agreement by Purchaser’s Representatives or any other person to whom the Information is communicated. Purchaser agrees to indemnify, defend and hold Seller, its members, officers, directors, shareholders, partners, employees, beneficiaries, trustees, agents and representatives harmless against all losses, claims, suits, damages and liabilities resulting from Purchaser’s breach of this Section 11, as well as any breach thereof by Purchaser’s Representatives, which indemnification shall survive the Closing or termination of this Agreement.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any transaction contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made (i) until the earlier of (x) the date of the public announcement of discussions relating to the transaction, (y) the date of the public announcement of the transaction and (z) the date of the execution of an agreement to enter into the transaction and (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws. The provisions of this paragraph are intended to comply with the requirements of the presumption set forth in Treasury Regulations Section 1.6011-4 (B)(3) and are not intended to permit the disclosure of any Information that is not subject to the requirements of such presumption.

B. Purchaser hereby agrees it will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions, parties to or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of Seller, as to the portion of the disclosure relating to this transaction, the Property or Seller and its affiliates, which consent shall not be unreasonably withheld. It is understood that the foregoing shall not preclude Purchaser from discussing the substance or any relevant details of the transactions contemplated in this Agreement, subject to the terms of this Section 11, with any of Purchaser’s Representatives (defined below), accountants, professional consultants or potential lenders, as the case may be, or prevent Purchaser hereto from complying with applicable laws or court orders.

C. The provisions of this Section 11 shall survive the termination of this Agreement.

12.	MISCELLANEOUS

A. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties.

B. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser or Seller without the prior written consent of the other party.

C. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

D. Time is of the essence of this Agreement.

E. This Agreement shall be governed and interpreted in accordance with the laws of the State of Indiana.

F. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail,

return receipt requested, postage prepaid, by overnight courier (such as Federal express), or by facsimile transmission (with confirmation of transmission), addressed as follows:

If to Seller:	Equity Properties and Development, L.L.C.
2 North Riverside Plaza
Suite 700
Chicago, Illinois 60606
Attention: George C. Touras, Esquire
Telephone: 312/466-3635
Fax: 312/454-0359

With copies to:	Neal, Gerber & Eisenberg LLP
Two North LaSalle, Suite 2100
Chicago, Illinois 60602
Attention: Douglas J. Lubelchek, Esquire
Telephone: 312/269-5255
Facsimile: 312/269-1747

If to Purchaser:	Cannon Commercial, Inc.
10850 Wilshire Blvd.
Suite 1050
Los Angeles, California 90024
Attention: Kamyar Mateen
Telephone: 310/475-5819
Fax: 310/234-9195

With copies to:	Hirsch & Westheimer, P.C.
700 Louisiana
Suite 2550
Houston, Texas 77002
Attention: Bradley E. Rauch, Esquire
Telephone: 713/220-9154
Fax: 713/223-9319

All notices given in accordance with the terms hereof shall be deemed received three (3) Business Days after posting (in the case of notices sent by certified mail), or when delivered personally or otherwise received or receipt is refused (in the case of all other methods of notice). Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 12.F.

G. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS (COLLECTIVELY, THE “DISCLOSURES”) PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER, ITS AGENTS OR EMPLOYEES CONCERNING THE CONDITION OF THE PROPERTY SHALL NOT BE REPRESENTATIONS AND WARRANTIES. PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES IS MAKING AND HAS NOT AT ANY TIME MADE ANY

WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY INFORMATION OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AT CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”. EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES IS LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, OR ANY THIRD-PARTY, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES THAT WILL SURVIVE CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON EXPIRATION OF THE REVIEW PERIOD, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND SELLER’S AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER OR SELLER’S AFFILIATES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY

APPLICABLE LAWS (INCLUDING WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR SELLER’S AFFILIATES (HEREAFTER DEFINED) BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY; OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY.

H. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller’s written request, assign and transfer to Seller, without representation, warranty or recourse, all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

I. After Closing, Seller shall not be liable to Purchaser in respect of obligations under this Agreement or any documents delivered at Closing which survive Closing for any amounts less than Twenty Five Thousand and No/100 Dollars ($25,000.00) or in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) in the aggregate, Purchaser hereby waiving any and all claims it may have to such recoveries in excess of, or less than, the foregoing amounts.

J. Seller and Purchaser hereby designate Title Insurer to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Title Insurer to execute at Closing, a Designation Agreement, designating Title Insurer as the reporting person with respect to the transaction contemplated by this Agreement.

K. Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed trustee, partner, affiliate, subsidiary, beneficiary, principal, member, agent, managing entity, shareholder, director, officer, or employee of Seller (whether direct or indirect), including, without limitation, their attorneys, accountants, consultants, engineers, brokers, and advisors (collectively, “Seller’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby.

L. Seller shall have the exclusive right to file and control any tax appeal for the real estate taxes attributable to the period prior to and including the calendar year 2003 (the “Pre-2004 Tax Period”) but shall keep Purchaser informed of the progress and outcome of any such appeal. To the extent that Seller shall receive a refund therefor, Seller shall disburse to any tenant not in default under its Lease a portion of such refund as may be due that tenant under its Lease. Purchaser shall have the exclusive right to file and control any tax appeal for the real estate taxes attributable to the period after and including the calendar year 2004 (the “2004 Tax Period”). To the extent that Purchaser shall receive a refund therefor, Purchaser shall disburse to any tenant not in default under its Lease a portion of such refund as may be due that tenant under its Lease. The remainder of the refund, if any, shall be prorated between Purchaser and Seller pursuant to Section 4.C. after deducting therefrom the cost and expenses reasonably incurred in pursuing the appeal and not charged to tenants. The terms of this Section 12.M. shall survive the Closing.

M. This Agreement may be executed in any number of counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument. For purposes of this Agreement, a facsimile of an executed counterpart shall constitute an original.

N. In the event of litigation between the parties with respect to this Agreement or the transactions contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party therein its reasonable attorney’s fees and costs of suit.

O. For purposes of this Agreement, the masculine shall be deemed to include the feminine and the neuter, and the singular shall be deemed to include the plural, and the plural the singular, as the context may require.

P. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

Q. The captions contained in this Agreement are not a part of this Agreement. They are only for the convenience of the parties and do not in any way modify, amplify or give full notice of any of the terms, covenants or conditions of this Agreement.

R. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal or personal representatives, heirs, executors, administrators, successors, and permitted assigns.

S. Each party shall cooperate with the other and shall execute any and all documents necessary to allow such party (or its affiliates) to effectuate the conveyance of the Property as an exchange under Section 1031 of the Internal Revenue Code (“Exchange”); provided however, that at no time shall the cooperating party be required to take title to real estate other than the Property or incur any obligations other than those set forth elsewhere in this Agreement. The exchanging party shall pay all reasonable costs which may be incurred by the cooperating party in connection with such tax free exchange and the exchanging party shall indemnify the cooperating party and hold it harmless from any loss, cost, damage, expense or liability incurred in connection therewith.

T. Neither this Agreement nor a memorandum thereof shall be recorded by any party.

U. Unless otherwise expressly provided herein, no waiver by Seller or Purchaser of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Seller or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Purchaser of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

V. If any time period under this Agreement ends on a day other than a Business Day, then the time period shall be extended until the next Business Day. The term “Business Day” shall mean Monday through Friday excluding holidays recognized by the state government of the State in which the property is located.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

SELLER:

FIRST CAPITAL INCOME PROPERTIES, LTD. – SERIES XI, an Illinois limited partnership

By:	First Capital Financial, L.L.C., its General Partner

By:
Name:
Title:

PURCHASER:

CANNON COMMERCIAL, INC., a California corporation

By:
Name:
Title: